Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-1, Amendment No. 1, of our report dated September 13, 2005 (except for Note 2 which is as of November 13, 2006 as to the effects of the restatement discussed in the first paragraph), which such report expresses an unqualified opinion and includes an explanatory paragraph concerning substantial doubt about the Company’s ability to continue as a going concern), and to the reference to us under the heading “Experts” in the Prospectus which is a part of such Registration Statement.

/s/ Massella & Associates, CPA, PLLC

Massella & Associates, CPA, PLLC
Syosset, New York
July 2, 2008